AMERICAN GENERAL LIFE INSURANCE COMPANY

(“COMPANY”)

Houston, Texas

SECURE and SECURE 2.0 PLAN ENDORSEMENT

[Contract Number: __________________________

Owner: _________________________________]

[For Inquiries or obtain information about coverage and to provide assistance in resolving complaints call: [1-800-448-2542]]

This Endorsement is made a part of the Contract or Certificate (“Contract”) to which it is attached. The Contract is issued in connection with certain employer-sponsored retirement plans or arrangements, which may be described under any of the following sections of the Internal Revenue Code of 1986, as amended (“Code”): 401(a) (including 401(k)), 403(a), 403(b) and 457(b) (the “Plan”). The Plan may limit the exercise by the Participant or a Beneficiary of rights under the Contract, including any endorsements thereto, and may limit the rights described in this Endorsement.

The term “Applicable Law” means laws and regulations that may either limit or compel the exercise of rights under the Contract, including, but not limited to, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the laws of the state in which the Contract was issued.

This Endorsement amends the Contract and any prior endorsements attached thereto to reflect changes made to the Code and ERISA by the Setting Every Community Up for Retirement Enhancement Act of 2019 (“SECURE Act”) and the SECURE 2.0 Act of 2022 (“SECURE 2.0 Act”), as well as certain other changes made to Applicable Law. Except as provided herein, the terms of any prior plan endorsement attached to the Contract shall continue in effect. The Owner shall comply with the tax qualified plan provisions to prevent loss of the advantages of tax deferral and to prevent tax penalties.

Notwithstanding the foregoing, in the event of any conflict between (1) the terms of the Contract (and any prior endorsement attached thereto) to which this Endorsement is attached, including the terms of any other riders or endorsements to the Contract, and (2) any sections of the Code or ERISA which govern the Plan, the Code and ERISA will govern to the extent necessary to ensure this Contract’s treatment as a qualified arrangement for federal income tax purposes and to ensure compliance with ERISA.

[Except as otherwise required under the Plan or the Code, the effective date of this Endorsement is the later of the effective date of the Contract or the date the Endorsement is delivered to the Owner.]

REQUIRED MINIMUM DISTRIBUTIONS

1.	Required Distributions in General

Notwithstanding any provision of the Contract to the contrary, the distribution of the entire interest in the Contract shall be made in accordance with the requirements of Code § 401(a)(9) and the regulations under the Code (the “Regulations”), the provisions of which are herein incorporated by reference. Distribution requirements under the Contract may be waived to the extent permitted under Applicable Law, subject to any otherwise applicable Contract provision governing distribution amount, frequency, or elections. Where permitted by Applicable Law, a Participant or a Beneficiary may aggregate this contract

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with other contracts issued under the Plan, or in the case of 403(b) contracts, with other 403(b) contracts or accounts, in determining the distribution that must be taken from this Contract.

2.	Required Beginning Date

For purposes of the application of Code § 401(a)(9), the “Required Beginning Date” means the first day of April following the later of the calendar year in which the Participant attains the “applicable age,” as defined in Code § 401(a)(9)(C), or the calendar year in which the Participant retires from the employer sponsoring the Plan (unless the Participant is at least a 5% owner). Unless otherwise provided by applicable tax law, the “applicable age” under Code § 401(a)(9)(C) is as follows:

If the Participant was born...	The “applicable age” is...
Before July 1, 1949	70 1⁄2
After June 30, 1949 and before 1951	72
In 1951, 1959, or any year in between those years	73
In 1960 or later	75

3.	Required Distributions Before and after Death of the Participant

(a)	Required Distributions Before Death. Except as provided in section 5 related to designated Roth accounts, while the Participant is alive, distributions will be made as follows:

(1)

The entire interest in the Contract will commence to be distributed no later than the Required Beginning Date over (a) the life of such individual or the lives of such individual and his or her Designated Beneficiary or (b) a period not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her Designated Beneficiary.

(2)

Prior to the date that the Contract is annuitized, the amount to be distributed for each calendar year, beginning with the calendar year in which the individual attains the “applicable age” and continuing through the calendar year of death, shall not be less than the quotient obtained by dividing the entire interest in the Contract as of the last valuation date of the preceding calendar year by the distribution period in the Uniform Lifetime Table in the Regulations, using the individual’s age as of his or her birthday in the year. However, if the individual’s sole Designated Beneficiary is his or her spouse and such spouse is more than ten (10) years younger than the individual, then the distribution period is determined under the Joint and Last Survivor Table in the Regulations, using the ages as of the individual’s and spouse’s birthdays in the year.

(3)

If distributions are made in the form of an annuity, the distribution periods described in section 3(a)(1) above cannot exceed the periods specified in Regulation § 1.401(a)(9)-6 and the annuity payments must otherwise comply with the requirements of that Regulation section. If distributions commence in the form of annuity payments, see section 4(e) below for additional rules that apply to annuity payments.

(b)

Required Distributions After Death - In General. If the Participant dies before their entire interest in the Contract has been distributed, the remaining interest in the Contract will be distributed in accordance with a distribution method that (1) the Company makes available, and (2) satisfies applicable federal tax requirements. The Company may limit the distribution methods the Company makes available, based on our administrative procedures. As a result, some of the distribution methods described in sections 3(c) and (d) below may not be available with this Contract, provided that the Company makes another distribution method available that satisfies applicable federal tax requirements. For example, the Company may require that

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distributions occur immediately or within 5 years after the applicable death, without regard to whether federal tax law permits the distribution to be paid later.

(c)

Death Before Required Beginning Date. If the Participant dies before their Required Beginning Date, then, to the extent required by Code § 401(a)(9) and the Regulations, their entire interest in the Contract must be distributed at least as rapidly as follows:

(1)	If the beneficiary is not a Designated Beneficiary, the entire interest must be distributed by the end of the calendar year containing the fifth (5th) anniversary of the Participant’s death.

(2)

If the beneficiary is a Designated Beneficiary but is not an Eligible Designated Beneficiary, the entire interest must be distributed by the end of the calendar year containing the tenth (10th) anniversary of the Participant’s death.

(3)	If the beneficiary is an Eligible Designated Beneficiary, the entire interest must be distributed:

(I)

over the life of such Eligible Designated Beneficiary or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, with distributions starting no later than the end of the calendar year following the year of the Participant’s death, or, if later, the date the Participant would have attained the “applicable age” or such later date provided under applicable federal tax law, provided that the Eligible Designated Beneficiary is the Participant’s surviving spouse and, to the extent required by Code § 401(a)(9)(B)(iv), such spouse makes (or is deemed to have made) an election for this rule to apply; or

(II)

if elected, by the end of the year containing the tenth (10th) anniversary of the Participant’s death. The election described in this clause (II) is subject to any applicable federal income tax requirements regarding the timing of the election.

(4)	The following rules apply to an Eligible Designated Beneficiary to the extent required by Code § 401(a)(9) and the regulations thereunder:

(I)

If distributions under section 3(c)(3)(I) above are made for a year in a form other than as annuity payments, the total distributions for such year must not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the applicable denominator determined under the Regulations. See section 6 for a special rule that applies if the Participant’s sole beneficiary is their spouse. If distributions commence in the form of annuity payments, see section 4(e) below for additional rules that apply to annuity payments.

(II)

If an Eligible Designated Beneficiary dies before the portion of the interest to which section 3(c)(3)(I) above applies is entirely distributed, the remainder of such portion must continue to be distributed pursuant to that paragraph, but the entire remaining interest also must be fully distributed by the end of the year containing the tenth (10th) anniversary of the Eligible Designated Beneficiary’s death. See also section 4(d) below for a special rule that applies to minor children.

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(III)

If the Eligible Designated Beneficiary is the Participant’s surviving spouse and he or she dies before distributions to such spouse under section 3(c)(3)(I)(b) begin, this section 3(c) shall be applied as if the surviving spouse were the participant.

(d)

Death On or After Required Beginning Date. If the Participant dies on or after their Required Beginning Date, then, to the extent required by Code § 401(a)(9) and the Regulations thereunder, the entire interest in the Contract –

(1)	must be distributed at least as rapidly as the method of distribution being used under Code § 401(a)(9)(A)(ii) as of the date of the Participant’s death, and

(2)	must be completely distributed by:

(I)	the end of the calendar year containing the tenth (10th) anniversary of the Participant’s death, if the beneficiary is a Designated Beneficiary but not an Eligible Designated Beneficiary, or

(II)	the end of the calendar year containing the tenth (10th) anniversary of the beneficiary’s death, if the beneficiary is an Eligible Designated Beneficiary, or

(III)	such other date required by section 4(d) below or by Code § 401(a)(9) and the Regulations thereunder.

If the beneficiary is not a Designated Beneficiary, this section (d)(2) does not apply, and distributions must comply only with section (d)(1) above.

(3)	To the extent that distributions are required to be made in a year pursuant to section (d)(1) above:

(I)

If such distributions are made in a form other than annuity payments, they must not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the applicable denominator provided under the Regulations. See section 6 for a special rule that applies if the Participant’s sole beneficiary is their spouse.

(II)

If annuity payments commenced during the Participant’s life, those payments generally will continue after the Participant’s death under the annuity option that is in effect, subject to the requirements in section (d)(2) above.

(e)	Application of Sections 3(c) and 3(d). Except as otherwise provided under applicable federal tax law –

(1)

Except as provided in the next two sentences, sections 3(c) and 3(d) apply if the Participant dies on or after January 1, 2020. If the Contract is held under a collectively bargained plan, section 3(c) and 3(d) shall apply if the Participant dies on or after the earlier of (I) the later of January 1, 2020 or the date on which the collective bargaining agreement governing the Plan terminates or (II) January 1, 2022. If the Contract is held under a governmental plan as defined Code § 414(d), sections 3(c) and 3(d) shall apply if the Participant dies on or after January 1, 2022. The applicability date that applies under this paragraph is the “SECURE Applicability Date.”

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(2)

If the Participant dies before the SECURE Applicability Date, and their Designated Beneficiary dies after such date, the entire remaining interest in the Contract must be distributed as required by Code § 401(a)(9) and the Regulations thereunder, as in effect prior to amendment by § 401 of the SECURE Act, and in all events by the end of the calendar year containing the tenth (10th) anniversary of such Designated Beneficiary’s death, to the extent required by federal tax law.

(3)

If the Participant and their Designated Beneficiary both died before the SECURE Applicability Date, the entire remaining interest in the Contract must be distributed as required by Code § 401(a)(9) and the Regulations thereunder, as in effect prior to amendment by § 401 of the SECURE Act.

4.	Definitions and Special Rules

(a)

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as a beneficiary by the Participant under the Plan. This term will be interpreted consistently with Code § 401(a)(9)(E) and the Regulations.

(b)	Eligible Designated Beneficiary. The term “Eligible Designated Beneficiary” means any Designated Beneficiary who is —

(1)	the surviving spouse of the Participant,

(2)	subject to section (d) below, the Participant’s child who has not reached the age of majority (which is age 21, unless otherwise provided by federal tax law),

(3)	disabled (within the meaning of Code § 72(m)(7)),

(4)

a chronically ill individual (within the meaning of Code § 7702B(c)(2), except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

(5)	an individual not described above who is not more than ten (10) years younger than the Participant.

(c)

Determination Date. Except to the extent that applicable federal tax law permits otherwise, the determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Participant.

(d)

Special Rule for Children. Subject to Code § 401(a)(9)(F), an individual described in section (a)(2) above shall cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and, to the extent required by federal tax law, any remainder of the portion of the interest in this Contract must be distributed within ten (10) years after such date or such later date prescribed by Regulations.

(e)	Special Rules for Annuity Payments. Unless otherwise provided under applicable federal tax law –

(1)	Distributions in the form of annuity payments must satisfy the applicable requirements of Regulation §§ 1.401(a)(9)-5 and 1.401(a)(9)-6.

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(2)

Distributions in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one (1) year.

(3)

Annuity payments must satisfy the minimum distribution incidental benefit requirements in Regulation § 1.401(a)(9)-6. For tax years beginning after December 31, 2023, the prior sentence does not apply to annuity payments made with respect to a designated Roth account.

(4)	Annuity payments must be nonincreasing or increase only as permitted by Code § 401(a)(9)(J) and Regulation § 1.401(a)(9)-6 or as otherwise permitted under federal tax law.

(5)

If distributions (including distributions commencing on or before the Required Beginning Date while the individual is alive) are made in the form of an annuity, the first (1st) annuity payment must be the payment which is required for one (1) payment interval. The second (2nd) payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in accordance with Code § 401(a)(9)(B)(iii) and (iv), the first (1st) payment, which must be made on or before the date determined under the applicable rule in Regulation § 1.401(a)(9)-3, must be the payment which is required for one (1) payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, quarterly, semi-annually, or annually.

(6)

If all or a portion of an individual account (including a deferred annuity contract prior to the date the contract is annuitized) is used to purchase an annuity after distributions are required to commence (the Required Beginning Date in the case of distributions commencing before death, or the date determined under Regulation § 1.401(a)(9)-3 in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with the applicable rules in Regulation § 1.401(a)(9)-5.

(7)

After annuity payments commence to the Participant or a Designated Beneficiary, they may need to be modified (accelerated) following the Participant’s or beneficiary’s death, if necessary, to comply with the minimum distribution requirements under applicable federal tax law. In addition, the Company may limit or change the annuity payment options that are available under the Contract, based on the Company’s current administrative procedures or to ensure that any distributions that would become payable under an annuity option after the death of the Participant or Designated Beneficiary will comply with such minimum distribution requirements without needing to modify the annuity payments after they begin.

(8)

Prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited to the individual or beneficiary under the Contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the Participant or beneficiary) that will be provided under the Contract.

5.	Required Minimum Distributions from Designated Roth Accounts

For taxable years beginning after December 31, 2023, to the extent this Contract holds amounts from a designated Roth account described in Code § 402A, no distributions shall be required under section 3(a) while the Participant is alive. Upon the death of the Participant, distributions to the Beneficiary shall be

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made in accordance with Code § 401(a)(9) (without regard to § 401(a)(9)(A)), the Regulations, and any applicable guidance.

6.	Spousal Beneficiary Distribution Period After Participant’s Death

For calendar years beginning after December 31, 2023, if the sole Designated Beneficiary is the

Participant’s surviving spouse, the spouse may elect to have required minimum distributions determined using the Uniform Lifetime Table, rather than the Single Life Table, to the extent permitted by the Code and Regulations. To the extent permitted by Applicable Law, the Plan or the Company may adopt procedures regarding this election, including to deem the Beneficiary to have made the election to have distributions determined under the Uniform Lifetime Table unless the Beneficiary elects otherwise.

CATCH-UP AND ROTH CONTRIBUTIONS

7.	Elective Deferrals Limited to Regular Limit for Certain Participants

(a)

In General. For taxable years beginning after December 31, 2025, or such later date as applies under federal tax law, in the case of a Participant whose wages (as defined in Code § 3121(a)) from the employer sponsoring the Plan exceed $145,000 (as indexed) in the preceding calendar year, any elective deferrals under Code § 414(v) shall be made solely to a designated Roth account under the Plan and may not be made to this Contract unless this Contract holds designated Roth contributions.

(b)

Employer Responsible. The employer sponsoring the Plan must inform the Company if the Participant is subject to the limits in Code § 414(v)(7). The Company shall not be responsible for ensuring compliance with the restrictions of this section 7. The Company is also not obligated to accept designated Roth contributions under this Contract or to issue a contract that accepts designated Roth contributions.

8.	Additional Catch-up Contributions for Ages 60-63

For taxable years beginning after December 31, 2024, contributions made by a Participant who attains (or would attain) age 60, 61, 62, or 63 by the close of the taxable year and who otherwise is qualified to make such contributions, shall be disregarded, up to the “adjusted dollar amount” described in Code § 414(v)(2)(E), in determining whether contributions to the Contract have exceeded the limits imposed under the Code. The foregoing shall not be interpreted to restrict the ability of the Company to limit annual or total contributions to this Contract.

9.	Employer Contributions Designated as Roth Contributions

If the Plan allows employees to designate matching or nonelective employer contributions as designated Roth contributions, and the Company agrees to accept such contributions to this Contract, the employer sponsoring the Plan shall be solely responsible for informing the Company of any contributions which have been designated as designated Roth contributions and shall be solely responsible for reporting of such contributions as required by federal or state tax law.

HARDSHIP DISTRIBUTIONS

10.	Availability of Hardship Distribution Sources

If this Plan is a 401(k) plan or a 403(b) plan, distributions from the Contract shall be available upon a showing of hardship to the extent allowed by federal tax law and the terms of the Plan. Notwithstanding the foregoing, no distribution from the Contract will be permitted if it would have the effect, directly or

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indirectly, of avoiding or circumventing a restriction applicable under the Contract, including any surrender, benefit, withdrawal or transfer restrictions in the Contract.

11.	Self-Certification of Hardship Distributions and Unforeseeable Emergency Withdrawals

(a)

Hardship Distributions. In the case of a 401(k) plan or a 403(b) plan, if allowed by the Plan, the Plan administrator may rely upon the Participant’s written certification that a distribution is being made on account of a financial need of a type which is deemed in Regulations to be an immediate and heavy financial need, is not in excess of the amount required to satisfy such financial need, and that the Participant has no alternative means reasonably available to satisfy such financial need.

(b)

Unforeseeable Emergency Withdrawals. In the case of a 457(b) plan, if allowed by the Plan, the Plan administrator may rely upon the Participant’s written certification that the withdrawal is made when the Participant is faced with an unforeseeable emergency of a type which is described in Regulations as an unforeseeable emergency, is not in excess of the amount required to satisfy the emergency need, and that the Participant has no alternative means reasonably available to satisfy such emergency need.

(c)

Company Reliance. The Company may rely conclusively on a direction from the Plan administrator regarding whether a Participant is eligible for a distribution based on hardship or unforeseeable emergency.

12.	Cessation of Contributions

A Participant shall not be temporarily restricted in making contributions to this Contract solely because the Participant received a distribution on account of a financial hardship.

OTHER DISTRIBUTION RULES

13.	Cash-out Limit

If the Plan provides for mandatory distributions upon termination of employment as allowed by Code § 411(a)(11), the limit on such cash-outs shall be the amount provided in the Plan, but no greater than $7,000, except as otherwise allowed under Applicable Law. Notwithstanding the foregoing, no distribution from the Contract will be permitted if it would have the effect, directly or indirectly, of avoiding or circumventing a restriction applicable under the Contract, including any surrender, benefit, withdrawal or transfer restrictions in the Contract.

14.	Miscellaneous Distribution Provisions

To the extent the Plan includes provisions to permit distributions as permitted by Code §§ 72(t)(2)(H) (qualified birth and adoption distributions), 72(t)(2)(I) (withdrawals for emergency expenses), 72(t)(2)(M) (qualified disaster distributions), 72(t)(2)(K) (distributions to victims of domestic abuse), or any other distribution allowed by Applicable Law upon the occurrence of a specific event or circumstance, the Plan administrator shall be solely responsible for administration of such Plan provision, and no such provision will be applicable to the Contact to the extent it would have the effect, directly or indirectly, of avoiding or circumventing a restriction applicable under the Contract, including any surrender, benefit, withdrawal or transfer restrictions in the Contract.

Except as otherwise modified by the terms of this or another endorsement, all other terms and conditions of the Contract remain unchanged.

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AMERICAN GENERAL LIFE INSURANCE COMPANY

[© Corebridge Financial, Inc. All Rights Reserved]

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